UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Novogen Securities Subscription Agreement and Commitment

On September 27, 2011, Marshall Edwards, Inc. (the “Company”) entered into a Securities Subscription Agreement (the “Securities Subscription Agreement”) with Novogen Limited (“Novogen”), the Company’s majority stockholder, pursuant to which the Company has agreed to sell to Novogen 1,333,333 shares (the “Shares”) of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”), at a purchase price of $1.50 per Share, for gross proceeds of $2 millon. The Shares will be issued in a private offering in reliance on Section 4(2) of the Securities Act of 1933, as amended. The offering is expected to close on September 30, 2011, subject to customary closing conditions.

In a letter dated September 28, 2011 (the “Novogen September 28 Letter”), Novogen also committed to make an additional equity investment in the Company of $2,000,000 on or before June 30, 2012.

Novogen is the Company’s majority stockholder, holding approximately 51.5% of the Company’s issued and outstanding Common Stock as of September 27, 2011. After giving effect to the purchase of the Shares, as well as to the exercise of the Amended and Restated Series B Warrants as described below under the heading “Supplemental Agreement”, Novogen will own approximately 55.6% of the issued and outstanding shares of Common Stock.

On September 28, 2011, the Company issued a press release announcing that it had entered into the Securities Subscription Agreement with Novogen. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Supplemental Agreement

On September 28, 2011, the Company entered into a Supplemental Agreement (the “Supplemental Agreement”) with each of the investors (the “Investors”) party to that certain Amended and Restated Securities Purchase Agreement (the “Amended SPA”), dated as of May 16, 2011, by and among the Company and the Investors.

Pursuant to the Supplemental Agreement, each of the Series A warrants and the Series B warrants issued pursuant to the Amended SPA were amended and restated (as so amended, the “Amended Series A Warrants” and “Amended Series B Warrants”, respectively, and collectively, the “Warrants”). The exercise price of each of the Series A warrants and Series B warrants was reduced, pursuant to Section 2(b) of each of the Series A and Series B warrants, to $1.00 per share from an exercise price of $1.57 per share and $1.333 per share, respectively. As amended, the exercise price of the Amended Series A Warrants is no longer subject to further reduction upon the occurrence of certain events, including the subsequent sale or deemed sale by the Company of any shares of Common Stock at a price per share below the exercise price of the Amended Series A Warrants; however, the Amended Series A Warrants continue to provide for certain customary anti-dilution adjustments.

The Series B warrants were amended to permit the exercise of such warrants on a cashless basis. Pursuant to the terms of the Supplemental Agreement, on September 28, 2011, the Investors exercised, on a cashless basis, the Amended Series B Warrants for all of the remaining shares of Common Stock for which such Amended Series B Warrants were exercisable, resulting in the issuance by the Company of an aggregate of 305,603 shares of Common Stock.

The Supplemental Agreements also effected certain amendments to the Amended SPA, including the extension, through September 28, 2013, of the period during which the Investors have the right to participate in subsequent equity offerings of the Company. In connection with the amendments described above, the Company made a cash payment to each Investor in the amount of $182,500.

The foregoing description of the Securities Subscription Agreement, the Novogen September 28 Letter, the Supplemental Agreements, the Amended Series A Warrants and the Amended Series B Warrants do not purport to be complete and is qualified in its entirety by reference to the full text of those documents or the forms thereof that are included as Exhibits 10.1, 10.2, 10.3, 4.1 and 4.2 hereto, respectively, and incorporated herein by reference.

This description does not constitute an offer to sell or the solicitation of an offer to buy any securities. None of the Shares, Warrants or shares underlying the Warrants described above have been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or applicable state securities laws.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Amended and Restated Series A Warrants.

4.2	Form of Amended and Restated Series B Warrants.

10.1	Securities Subscription Agreement, dated as of September 27, 2011, between the Company and Novogen Limited.

10.2	Letter, dated September 28, 2011, from Novogen Limited to the Company.

10.3	Form of Supplemental Agreement between the Company and each Investor.

99.1	Press release, dated September 28, 2011, relating to the Securities Subscription Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: September 29, 2011

Exhibit Index

Exhibit No.	Description

4.1	Form of Amended and Restated Series A Warrants.

4.2	Form of Amended and Restated Series B Warrants.

10.1	Securities Subscription Agreement, dated as of September 27, 2011, between the Company and Novogen Limited.

10.2	Letter, dated September 28, 2011, from Novogen Limited to the Company.

10.3	Form of Supplemental Agreement between the Company and each Investor.

99.1	Press release, dated September 28, 2011, relating to the Securities Subscription Agreement.